Exhibit 10.23
10.23 Agreement for Sale of Corn between Shandong Taishan Beer Co., Ltd. and
Shandong Xiangrui Pharmacy Co., Ltd.
Party A: Shandong Taishan Beer Co., Ltd.
Party B: Shandong Xiangrui Pharmacy Co., Ltd.
•	General Information
•	Pursuant to the contract entered on August 23, 2010, Party A will buy corn starch of 320 tons from Party B.
•	Fees of the Commodity and Payment Arrangement
•	The total fees will be RMB 931,200.

•	Party A shall pay after the goods are delivered.
•	Delivery Date
•	Not later than June 5, 2010
•	Breach of Agreement
•
If Party B fails to deliver the goods pursuant to the agreement, Party A shall be entitled to rescind the agreement and Party B shall pay 20% of value of the goods as liquidated damages. If Party B fails to deliver the goods on schedule but gets the permission from Party A, Party B shall pay 3% of the value of the non-delivered goods as liquidated damages per day.

•	Party B shall indemnify Party A in addition to the abovementioned indemnification if Party B fails to deliver the goods pursuant to the quality requirement.

•
If the goods fail to meet the inspection requirement, Party A shall inform Party B in writing to retrieve the goods within 3 days after the written notice. If Party B fails to retrieve the goods on schedule, Party B shall pay 10% of the value of the unqualified goods per month. Party A shall be entitled to dispose the unqualified goods if Party B fails to retrieve the said goods within 3 months.

•	Headlines of the articles omitted
•	Validity, Modification and Termination of Contract

•	Dispute Settlement

•	Miscellaneous